April 23, 2018

Angel Oak Financial Institutions Income Term Trust

3060 Peachtree Road, NW

Suite 500

Atlanta, GA 30305

Re:	Subscription for the Purchase of Shares of Beneficial Interest of the

Angel Oak Financial Institutions Income Term Trust

Ladies and Gentlemen:

The undersigned hereby subscribes to purchase 10,204.08 shares of beneficial interest of the Angel Financial Institutions Income Term Trust (the “Company”) in the aggregate amount of $100,000 based upon an net asset value per share of $9.80 as the initial capital of the Company.

The undersigned acknowledges that such shares of the Company are being purchased in accordance with Section 14 of the Investment Company Act of 1940, as amended, to establish the requisite net worth for the Company for purposes of Section 14 and that such purchase is being made for investment purposes only and not for distribution purposes.

Very truly yours,

ANGEL OAK CAPITAL ADVISORS, LLC

/s/ Sreeni Prabhu
Sreeni Prabhu
Managing Partner

One Buckhead Plaza  |  3060 Peachtree Road NW, Suite 500  |  Atlanta, GA 30309  |  404.953.4900  |  angeloakcapital.com